Exhibit 10.1

August 25, 2008

Mr. Joseph M. Squeri

5121 Westpath Way

Bethesda, Maryland 20816

Dear Joe:

This Letter Agreement will confirm certain understandings relating to your voluntary resignation as Chief Financial Officer of Federal Realty Investment Trust (the “Trust”).

1.	Your resignation as Chief Financial Officer will be effective after the close of business on August 31, 2008. To facilitate the transition of the Chief Financial Officer responsibilities to your successor, you and the Trust hereby agree that you will continue to remain employed by the Trust in a non-officer position through October 1, 2008 (“End Date”).

2.	Within five (5) business days after the End Date, the Trust will pay to you a cash payment equal to the amount of any accrued but unused vacation (“Cash Payment”). You and the Trust hereby agree that the Trust shall be permitted to withhold from the Cash Payment and pay over to the appropriate authority, all federal, state, county, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling. You hereby acknowledge and agree that except for the Cash Payment and any reimbursement of business related expenses in accordance with the Trust’s Travel and Entertainment Policies, you will not be entitled to receive any other cash payments from the Trust, including, without limitation, any payment under the Trust’s Annual Incentive Bonus Plan for calendar year 2008 and any payments pursuant to that certain Severance Agreement dated as of October 1, 2007 between you and the Trust (the “2007 Severance Agreement”).

3.	You and the Trust hereby acknowledge and agree that the Trust shall take such actions as may be reasonably necessary to cause the following restricted shares (collectively, “Vested Shares”) to vest as and when provided below: (a) Two Thousand Two Hundred Fifty-Seven (2,257) shares awarded to you pursuant to that certain Restricted Share Award Agreement (New Hire Award) dated as of October 1, 2007 (“New Hire Agreement”) which shall vest on the End Date in accordance with and subject to the terms of the New Hire Agreement; and (b) Four Thousand Two Hundred Thirty-Two (4,232) shares awarded to you pursuant to that certain Restricted Share Award Agreement (Shares in Lieu of Salary/Bonus) dated as of October 1, 2007 (“Salary/Bonus Agreement”) which shall vest on August 31, 2008. You hereby further agree that on or before October 15, 2008, you will pay the Trust withholding taxes required to be paid on the Vested Shares either in cash or through a sale of all or a portion of the Vested Shares which the Trust, at no out-of-pocket cost or expense, agrees to facilitate through Deutsche Bank Alex Brown. Within five (5) business days after the Trust’s receipt of the withholding taxes on the Vested Shares, the Trust will deliver to you the certificates evidencing the Vested Shares, less any portion thereof that may have been sold to generate proceeds sufficient to pay the withholding taxes.

You and the Trust further acknowledge and agree that the following restricted shares and options shall all be forfeited as and when provided below: (a) Nine Thousand Thirty (9,030) shares awarded to you pursuant to the New Hire Agreement shall be forfeited on the End Date in accordance with the terms of the New Hire Agreement; (b) Eight Hundred Forty-Seven (847) shares awarded to you pursuant to the

Mr. Joseph M. Squeri

August 25, 2008

Salary/Bonus Agreement shall be forfeited on August 31, 2008; and (c) Six Thousand Nine Hundred Eighty-Three (6,983) options awarded to you pursuant to that certain Combined Incentive and Non-Qualified Stock Option Agreement for Employees dated February 10, 2008 shall be forfeited on the End Date in accordance with the terms of such agreement.

4.	You hereby acknowledge and agree that, except for the payments described in Paragraph 2 of this letter agreement, you are not aware of any other payments owing to you or benefits to be provided to you by the Trust in connection with your employment or resignation and that you shall promptly notify the Trust if you become aware of or otherwise believe that there are any such additional payments or benefits. You hereby further acknowledge that you will be subject to Rule 144 of the Securities Act of 1933 (“Rule 144”) and the restrictions set forth therein with respect to any transactions involving restricted securities (as defined in Rule 144) you may undertake involving shares of the Trust.

5.	For purposes of COBRA continuation coverage, you will be deemed to have experienced a “qualifying event” on the End Date.

6.	On or before the End Date, you agree to return to the Trust promptly all items containing proprietary information or trade secrets of the Trust, including any copies thereof, and all property belonging to the Trust.

7.	You acknowledge that the business reputation of the Trust in the real estate industry and otherwise, and the morale of its employees are of great value to the Trust. Thus, in consideration of the benefits provided under this letter agreement, you agree that: (a) you will not disparage the Trust, its operations, its affiliates or its and their past or present officers, directors, trustees or employees, and (b) you will comply with all the terms and conditions of the confidentiality letter you executed as a condition of employment with the Trust, and you will not divulge and will keep confidential all proprietary and private information regarding the Trust which was made known to you during your employment.

8.	The Trust acknowledges that your reputation is of great value to you and in consideration of your agreement in this letter agreement, the Trust hereby agrees to instruct its officers and trustees (including without limitation Donald Wood, Dawn Becker, Jeffrey Berkes, Andrew Blocher and Philip Mays) not to disparage you.

9.	In consideration of the mutual promises of the parties and of the benefits and payments promised herein by the Trust, you agree to release the Trust, all affiliated companies, and all employees, representatives, officers, trustees and directors of those entities of any and all legally waivable claims or causes of action which you could assert arising, directly or indirectly, out of, or in any way connected with, based upon, or related to your employment by the Trust, under all statutes, laws, and regulations, whether federal, state or local, by executing the Agreement and Release attached to this letter agreement as Attachment A (“Release”). You agree to execute the Release simultaneously with the execution of this letter agreement, and the Release shall be attached to and form a part of this letter agreement.

10.	Nothing in this letter agreement modifies or limits in any respect the indemnification provisions set forth in Section 9.3 of the Trust’s Declaration of Trust dated May 5, 1999, as amended, which continue to be applicable to the period of time you served as an officer of the Trust from October 1, 2007 through and including August 31, 2008.

11.	You hereby acknowledge and agree that the Trust has made no representations to you regarding the tax impact to you of the arrangements set forth in this letter agreement, including, without limitation, any potential impact under Section 409A of the Internal Revenue Code, and that you have obtained on your own such tax advice as you have deemed necessary.

Mr. Joseph M. Squeri

August 25, 2008

12.	This Letter Agreement sets forth the entire agreement between you and the Trust, and fully supersedes any and all prior agreements or understandings between us regarding its subject matter; provided, however, that nothing in this Agreement is intended to or shall be construed to modify, impair or terminate your obligations pursuant to Section 14 of the 2007 Severance Agreement that by its terms continues after your separation from the Trust’s employment. This Letter Agreement may only be modified by written agreement signed by both parties.

Please confirm your agreement to the items set forth in this letter by signing in the space provided below and returning the signed original to me.

Sincerely,

/s/ Dawn M. Becker
Dawn M. Becker
Executive Vice President – General Counsel and Secretary

ACKNOWLEDGED AND AGREED:

/s/ Joseph M. Squeri
JOSEPH M. SQUERI

cc:	Personnel File

AGREEMENT AND RELEASE

THIS AGREEMENT AND RELEASE (“Agreement”), entered into and effective for all purposes as of the day executed below, between Joseph M. Squeri (“Employee”) and Federal Realty Investment Trust (“Employer”).

IN CONSIDERATION of the mutual promises and agreements set forth in that certain letter agreement dated August 25, 2008 between Employer and Employee (“Letter Agreement”) and the mutual promises herein, Employer and Employee hereby agree as follows:

1. (a) Employee hereby irrevocably and unconditionally releases, remits, acquits, and discharges Employer and any affiliate of Employer and its present and former officers, trustees, agents, employees, contractors, successors and assigns (separately and collectively “Employer Releasees”), jointly and individually, from any and all legally waivable claims, known or unknown, which Employee, his heirs, successors or assigns have or may have against Employer Releasees and any and all liability which the Employer Releasees may have to him whether called claims, demands, causes of action, obligations, damages or liabilities arising from any and all basis, however called, including but not limited to claims of discrimination under any federal, state or local law, rule or regulation. This release relates to claims known or unknown arising prior to and during Employee’s employment by Employer, whether those claims are past or present, whether they arise from common law, contract or statute, whether they arise from labor laws or discrimination laws, or any other law, rule or regulation, provided, however, that this release does not apply to any rights or claims that may arise after the date of this Agreement. Employee specifically acknowledges that this release is applicable to any claim under the CIVIL RIGHTS ACT OF 1964, as amended, the AGE DISCRIMINATION IN EMPLOYMENT ACT, as amended, and/or the AMERICANS WITH DISABILITIES ACT. This release is for any relief, no matter how called, including but not limited to reinstatement, wages, back pay, front pay, severance pay, compensatory damages, punitive damages or damages for pain or suffering, or attorney fees.

(b) Employer hereby irrevocably and unconditionally releases, remits, acquits, and discharges Employee and his heirs, successors and assigns (separately and collectively “Employee Releasees”), jointly and individually, from any and all legally waivable claims, known or unknown, which Employer, its successors and assigns have or may have against Employee Releasees and any and all liability which the Employee Releasees may have to Employer, its successors and assigns whether called claims, demands, causes of action, obligations, damages or liabilities arising from Employee’s employment with Employer; provided, however, that such release does not extend to any claims, demands, causes of action, damages, or liabilities arising from fraud, willful misconduct or acts or omissions by Employee that would constitute a violation of criminal law. Notwithstanding the foregoing, this release does not apply to any rights or claims that may arise after the date of this Agreement. This release is for any relief, no matter how called, including but not limited to compensatory damages, punitive damages or damages for pain or suffering, or attorney fees.

2. Nothing in this Agreement shall be construed as or constitute a release of Employee’s or Employer’s rights to enforce the terms of the Letter Agreement, or to seek relief, including but not limited to any damages, for any breach of the Letter Agreement.

3. Employee acknowledges that he has read this Agreement, including, without limitation, the release set forth in Paragraph 1(a) above; that he has had a right to consult an attorney, and has been encouraged by the Employer to review this Agreement with an attorney; that he has been given a period of not less than 21 days in which to consider this Agreement; that he understands it; and that he accepts and agrees to all the provisions contained herein. Employee understands that this Agreement sets forth the entire understanding of the parties, and he acknowledges that he has not relied upon any other representations or promises in entering into this Agreement.

4. Employee may revoke this Agreement at any time during the seven days immediately following his execution of this Agreement, after which time the Agreement shall be irrevocable and enforceable in any court of competent jurisdiction. Employee agrees this Agreement will not be effective or enforceable nor the amounts set forth in the Letter Agreement paid until after the seven-day revocation period ends without revocation by Employee. Revocation can be made by delivery of a written notice of revocation to Dawn Becker, Executive Vice President—General Counsel, by midnight on or before the seventh calendar day after Employee signs this Agreement.

5. This Agreement shall be binding on Employer and Employee and upon their respective heirs, representatives, successors and assigns, and shall run to the benefit of the Releasees and each of them and to their respective heirs, representatives, successors and assigns.

6. This Agreement in all respects shall be interpreted and entered under the laws of the State of Maryland. The language of all parts of this Agreement in all cases shall be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

7. Employer and Employee agree that in the event any provision of this Agreement is deemed to be invalid or unenforceable by any court or administrative agency of competent jurisdiction, or in the event that any provision cannot be modified so as to be valid and enforceable, then that provision shall be deemed severed from the Agreement and the remainder of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date indicated below.

FEDERAL REALTY INVESTMENT TRUST

By:	/s/ Dawn M. Becker
Dawn M. Becker
Executive Vice President-General Counsel and Secretary

/s/ Joseph M. Squeri
Joseph M. Squeri

Date: